Exhibit 1.2

UNISYS CORPORATION

(“COMPANY”)

DEBT SECURITIES

TERMS AGREEMENT

DECEMBER 6, 2007

Unisys Corporation

Unisys Way

Blue Bell, Pennsylvania 19424

Attention: Vice President and Treasurer

Ladies & Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto (the “Underwriters”) and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of this letter (this letter, including the enclosed response hereto, the “Terms Agreement”) and the Underwriting Agreement Basic Provisions dated December 2007 (the “Underwriting Agreement Basic Provisions,” and together with this Terms Agreement, the “Underwriting Agreement”), $210,000,000 aggregate stated principal amount of 12.5% Senior Notes due 2016 (the “Securities”) of the Company to be issued under a supplemental indenture to the Indenture, dated as of March 1, 2003, between the Company and HSBC Bank USA, National Association (as successor to HSBC Bank USA), as Trustee, on terms substantially as set forth in the term sheet attached hereto as Schedule D. Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Underwriting Agreement Basic Provisions.

The Underwriters propose to purchase from you, subject to the terms and conditions of the Underwriting Agreement, $210,000,000 in aggregate stated principal amount of the Securities at a purchase price of 97.219% of the aggregate stated principal amount, and to offer such Securities for sale at a purchase price of 98.719% of the aggregate stated principal amount.

For purposes of the Underwriting Agreement:

(a)	the Applicable Time is 4:30 P.M. on December 6, 2007, New York Time;

(b)	the Closing Date is December 11, 2007, New York Time;

(c)	the Company’s Counsel is Simpson Thacher & Bartlett LLP, New York, New York;

(c)	the Underwriters’ Counsel is Latham & Watkins LLP, New York, New York; and

(d)	the names and addresses of the Representatives are as set forth below:

Bear, Stearns & Co.

383 Madison Avenue

New York, NY 10179

Attn: Leveraged Finance

Banc of America Securities LLC

40 West 57th Street, 32nd Floor

New York, NY 10019

Attn: High Yield Capital Markets

Citigroup Global Securities Inc.

388 Greenwich Street

New York, NY 10013

Attn: IBD Legal

The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The only information furnished or to be furnished by any Underwriter to the Company for inclusion in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus consists of (i) the information set forth in the third and seventh paragraphs and the third sentence of the sixth paragraph under the caption “Underwriting,” in each case in the most recent Preliminary Prospectus and in the Prospectus, (ii) the names of the Underwriters on the cover page and in the first table under the caption “Underwriting,” in each case in the most recent Preliminary Prospectus and in the Prospectus and (iii) the names of the Underwriters in the Issuer Free Writing Prospectus referred to in Schedule B.

It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by the Underwriters listed in Schedule A hereto by the aggregate principal amount to be purchased by such additional Underwriters.

Each of the provisions of the Underwriting Agreement Basic Terms are incorporated herein by reference.

[Signature page follows]

Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

BEAR, STEARNS & CO.

By	/s/ James S. Wolfe
Name:	James S. Wolfe
Title:	Senior Managing Director

BANC OF AMERICA SECURITIES LLC

By	/s/ Garrett Carpenter
Name:	Garrett Carpenter
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Timothy P. Dilworth
Name:	Timothy P. Dilworth
Title:	Director

On behalf of themselves and as Representatives of the other Underwriters named in Schedule A hereto.

UNISYS CORPORATION

UNISYS WAY

BLUE BELL, PA 19424

December 6, 2007

To:	Bear, Stearns & Co.

Banc of America Securities LLC

Citigroup Global Markets Inc.

As Representatives of the Several Underwriters

listed on Schedule A to the Terms Agreement

c/o Bear, Stearns & Co.

383 Madison Avenue

New York, NY 10179

We accept the offer contained in your letter dated the date hereof relating to $210,000,000 aggregate stated principal amount of our 12.5% Senior Notes due 2016, on and subject to the terms and conditions contained in the Underwriting Agreement (as such term is defined in your letter). Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Underwriting Agreement Basic Provisions.

We also confirm that, to our knowledge after reasonable investigation, the representations and warranties of the undersigned in the Underwriting Agreement are true and correct, no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the undersigned, are threatened by the Securities and Exchange Commission and, subsequent to the respective dates of the most recent financial statements in the Registration Statement and the Pricing Prospectus, there has been no material adverse change in the financial position or results of operations of the undersigned and its subsidiaries except as set forth in or contemplated by the Pricing Disclosure Package.

[Signature page follows]

Very truly yours,

UNISYS CORPORATION

By:	Scott A. Battersby
Name:	Scott A. Battersby
Title:	Vice President/Treasurer

SCHEDULE A

Name of Underwriter	Aggregate Stated Principal Amount of Notes To be Purchased
Bear, Stearns & Co. Inc.	$38,500,000
Banc of America Securities LLC	38,500,000
Citigroup Global Markets Inc.	38,500,000
BNP Paribas Securities Corp.	18,060,000
Credit Suisse Securities (USA) LLC	18,060,000
Deutsche Bank Securities Inc.	18,060,000
J.P. Morgan Securities Inc.	18,060,000
Scotia Capital (USA) Inc.	18,060,000
BNY Capital Markets, Inc.	4,200,000

Total	$210,000,000

SCHEDULE B

I. Issuer Free Writing Prospectuses Included in the Pricing Disclosure Package

1. Term sheet attached hereto as Schedule D

II. Issuer Free Writing Prospectuses Not Included in the Pricing Disclosure Package

None.

SCHEDULE C

FORM OF OPINION OF ISSUER’S COUNSEL

SCHEDULE D

TERM SHEET

Filed pursuant to Rule 433

under the Securities Act of 1933

Registration Statement No. 333- 85650

Issuer Free Writing Prospectus,

dated December 6, 2007

PRICING TERM SHEET

of Unisys Corporation

Dated December 6, 2007 to

the Preliminary Prospectus Supplement

Dated December 4, 2007 to

the Prospectus Dated April 2, 2002

$210,000,000

Unisys Corporation

12.50% Senior Notes due 2016

Issuer:	Unisys Corporation

Title of Securities:	12.50% Senior Notes due 2016

Aggregate Principal Amount:	$210,000,000

Net Proceeds:	Approximately $203,000,000, after deducting the underwriters’ discounts and commissions and approximately $1.25 million in expenses relating to the offering.

Issue Price:	98.719% of principal amount, plus accrued interest, if any, from December 11, 2007

Coupon:	12.50%

Interest Payment Dates:	Semi-annually in arrears on January 15 and July 15, beginning July 15, 2008

Maturity Date:	January 15, 2016

Yield to Maturity:	12.75%

Spread to Treasury	886 bps

Mandatory Repurchase Offer	As provided in the Preliminary Prospectus Supplement, if the company experiences certain types of changes of control, it must offer to repurchase the notes at 101%, or if the company sells assets under certain circumstances, it must offer to repurchase the notes at a price equal to 100%.

Equity Clawback:	Prior to January 15, 2011 the company may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 112.50% with the proceeds of certain equity offerings.

Optional Redemption:	Prior to January 15, 2012, make-whole redemption at T+50

Commencing:
January 15, 2012: 106.250%
January 15, 2013: 103.125%
January 15, 2014 and thereafter: 100%

Joint Book Running Managers:	Bear, Stearns & Co. Inc./Banc of America Securities LLC/Citigroup Global Markets Inc.

Joint Lead Managers	BNP Paribas Securities Corp./Credit Suisse Securities (USA) LLC/Deutsche Bank Securities Inc./J.P. Morgan Securities Inc./Scotia Capital (USA) Inc.

Co-Manager	BNY Capital Markets, Inc.

Trade Date:	December 6, 2007

Settlement Date:	December 11, 2007 (T+3)

CUSIP/ISIN Numbers:	CUSIP: 909214 BL1
ISIN: US909214BL16

Additional Information: As of September 30, 2007, after giving effect to the sale of the 12.50% senior notes due 2016 and the application of the net proceeds therefrom to redeem all $200.0 million aggregate principal amount outstanding of 7 7/ 8% senior notes due 2008, cash and cash equivalents would have been $451.5 million, other long-term debt would have been $(3.0) million (giving effect to approximately $2.7 million of issue discount relating to the 12.50% senior notes due 2016), total debt would have been $1,057.0 million and total capitalization would have been $1,069.9 million.

Unisys Corporation, which is referred to in this communication as the company, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the company has filed with the SEC for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you these documents if you request them by contacting Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, New York 10179, (866) 803-9204, attention: Prospectus Department; Banc of America Securities LLC at 100 West 33rd Street, 3rd Floor, New York, NY 10001, (800) 294-1322, attention: Capital Markets Operations; or Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (877) 858-5407, attention: Prospectus Department.

This communication should be read in conjunction with the preliminary prospectus supplement dated as December 4, 2007 and the accompanying prospectus dated April 2, 2002.